Exhibit 10.1




                              EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") is dated December 28, 2007, and is between ESCALA GROUP, INC., a Delaware corporation (the "Company") and GREGORY N. ROBERTS, an individual ("Mr. Roberts").

      WHEREAS, the Company, Spectrum Numismatics, Inc., a wholly-owned subsidiary of the Company ("Spectrum"), and Mr. Roberts are parties to an Employment Agreement, dated as of February 18, 2000, as amended by an amendment dated June 17, 2002 (as so amended, the "Original Agreement");

      WHEREAS, the parties desire to amend the Original Agreement in certain respects;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Original Agreement is hereby amended and restated in its entirety, and the Company and Mr. Roberts therefore agree as follows:

      1. Employment; Term. The Company hereby employs Mr. Roberts, and Mr. Roberts hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of this Agreement (the "Term") commences on the date of this Agreement and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2010.

      2. Duties. (a) During the Term, Mr. Roberts shall serve as the President of the Company's Numismatics and Trading Divisions, and also as President of Spectrum. Mr. Roberts shall report to the Board of Directors of the Company. Mr. Roberts will have such duties and responsibilities as are customary for Mr. Roberts' position and any other duties or responsibilities he may be reasonably assigned by the Board of Directors.

            (b) During the period Mr. Roberts is employed by the Company, Mr. Roberts shall devote his full business time and best efforts to the business and affairs of the Company. Mr. Roberts understands and acknowledges that Mr. Roberts' duties will require business travel from time to time.

            (c) For so long as Mr. Roberts maintains beneficial ownership (as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of
1934) of at least 400,000 shares of the Company's common stock, then Mr. Roberts shall, subject to the terms of this paragraph, be entitled to nominate one member of the Board of Directors of the Company. In the event that Mr. Roberts' acquires and maintains beneficial ownership of at least 1,386,440 shares of the Company's common stock (representing 5% of the total common stock outstanding on the date hereof), then Mr. Roberts shall have the right to nominate an additional member of the Board of Directors. All such persons nominated by Mr. Roberts must be reasonably acceptable to the Company. In the event that Mr. Roberts is serving as a member of the Board of Directors at the time of the termination of his employment for any reason, then Mr. Roberts agrees to resign as a member of the Board of Directors, and from any other positions he may then hold with the Company or any of its subsidiaries, at the time of such termination and execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.


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      3. Compensation. (a) Commencing February 19, 2008, the Company shall pay
Mr. Roberts a salary of $450,000 per annum (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with Spectrum's standard payroll practices and subject to all legally required or customary withholdings.

            (b) Mr. Roberts shall be eligible to receive an annual bonus (the "Performance Bonus") for each of the fiscal years 2008, 2009 and 2010. The Performance Bonus, if any, will be based on the extent to which individual and division-wide performance goals established by the Company for each of such years have been met, as more fully set forth on Exhibit A hereto. In addition, Mr. Roberts shall be entitled to participate in any bonus plan that may be established by the Company that is based on the performance of the Company as a whole (and any bonus due thereunder will be included within the definition of "Performance Bonus" under this Agreement.) Each Performance Bonus, if any, shall be paid within thirty days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than the 90 days following the end of such fiscal year. Except as provided in Section 5, Mr. Roberts must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

            (c) The Company shall grant Mr. Roberts 75,000 restricted shares of the Company's common stock, to vest in substantially equal increments on each of June 30, 2008, June 30, 2009 and June 30, 2010. The restricted shares shall be granted pursuant to the Company's standard form of restricted stock agreement.

            (d) Upon submission by Mr. Roberts of vouchers in accordance with Spectrum's standard procedures, the Company shall reasonably promptly reimburse Mr. Roberts for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Roberts in connection with the performance of his duties under this Agreement.

            (e) Mr. Roberts is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by Spectrum to employees of Spectrum, provided that the medical, group health and disability insurance benefits provided by Spectrum to Mr. Roberts shall be substantially as favorable to Mr. Roberts as those generally provided by the Company to its senior executives. Spectrum shall pay all premiums and deductibles payable in connection with medical insurance provided for Mr. Roberts. Additionally, Mr. Roberts is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to Spectrum's policy to all employees of Spectrum. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days' prior written notice to Roberts.


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            (f) Upon submission of vouchers in accordance with Spectrum's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Roberts for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month.

            (g) The Company shall indemnify Mr. Roberts, to the fullest extent permitted by the Company's by-laws, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. Mr. Roberts shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Roberts in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail.

      4. Termination. Mr. Roberts' employment hereunder may be terminated prior to the expiration of the Term under the following circumstances:

            (a) Mr. Roberts' employment hereunder will terminate upon Mr. Roberts' death.

            (b) Except as otherwise required by law, the Company may terminate Mr. Roberts' employment hereunder at any time after Mr. Roberts becomes Totally Disabled. For purposes of this Agreement, Mr. Roberts will be "Totally Disabled" as of the earlier of (1) the date Mr. Roberts becomes entitled to receive disability benefits under Spectrum's long-term disability plan and (2) Mr. Roberts' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

            (c) The Company may terminate Mr. Roberts' employment hereunder for Cause at any time after providing written notice to Mr. Roberts. For purposes of this Agreement, the term "Cause" shall mean any of the following:

(1) Mr. Roberts' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2) any intentional act by or omission of Mr. Roberts that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3) Mr. Roberts' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)   the breach of an obligation set forth in Section 6;

(5)   any other material breach of this Agreement; or


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

(6) any material violation of the Company's Code of Ethics, as may be amended from time to time (the "Code of Ethics").

In the cases of "neglect or failure" to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall be effective only if, within 30 days following delivery of a written notice by the Company to Mr. Roberts that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, Mr. Roberts has failed to cure the circumstances giving rise to Cause.

(d) The Company may terminate Mr. Roberts' employment hereunder for any reason, upon 30 days' prior written notice.

(e) Mr. Roberts may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For the purposes of this Agreement, "Good Reason" means any of the following:

(1) Spectrum decreases or fails to pay Mr. Roberts' Base Salary or Performance Bonus or the benefits provided in Section 3;

(2) Mr. Roberts no longer holds the offices of both President of the Numismatics Division and President of the Trading Division (or, in each case, an office of equivalent stature), or his functions and/or duties are materially diminished;

(3)   Mr. Roberts' job site is relocated to a location which is more than thirty
      (30) miles from the current location, unless the parties mutually agree to relocate more than thirty (30) miles from the current location; and

(4)   A Change in Control (as defined below) occurs.

A termination by Mr. Roberts with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Roberts to the Company that Mr. Roberts is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Roberts shall be effective only if the Company receives notice of such termination within 90 days event constituting Good Reason occurs.

            (f) Change in Control. For purposes of this Agreement, "Change in Control" of the Company shall be conclusively deemed to have occurred if any of the following, and only if any of the following, shall have taken place:

            (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than Afinsa Bienes Tangibles, S.A. ("Afinsa"), any of Afinsa's affiliates, any court-appointed administrator, trustee or person acting in similar capacity on behalf of Afinsa, Mr. Roberts, any person with whom Mr. Roberts is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.


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            (ii)  a merger or consolidation of the Company is consummated with any other corporation, other than (i) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires more than 50% of the combined voting power of the Company's then outstanding securities or a reverse takeover; or

            (iii) a complete liquidation of the Company occurs or a sale or disposition by the Company of all or substantially all of the Company's assets is consummated, or a sale or disposition of the assets comprising the North American Trading Division or the North American Coin Division is consummated.

      5. Compensation Following Termination Prior to the End of the Term. In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term, Mr. Roberts will be entitled only to the following compensation and benefits upon such termination (together with such other provisions that may be set forth in the restricted stock agreement):

            (a) In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Roberts' death or Total Disability, pursuant to Section 4(a) or 4(b), Spectrum shall pay the following amounts to Mr. Roberts (or Mr. Roberts' estate, as the case may be), to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"):

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment (payable as and when such bonus would have been paid had M. Roberts' employment continued);

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)   any vacation accrued and unused to the date of termination.


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



(5) at Mr. Roberts' (or his estate's) election, either (i) payment of a pro rata portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated (payable as and when such bonus would have been paid had Mr. Roberts' employment continued), or (ii) payment of an amount equal to the pro rata portion of 50% of the previous year's Performance Bonus, payable as soon as practicable following the date of termination (but in no event prior to the terms such payment would not be subject to tax under Section 409(A) of the Code.)

      In addition, for a period of six (6) months, beginning on the date of termination of Mr. Roberts' employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Roberts and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Roberts or his dependents as those provided to him and his dependents immediately preceding the termination of his employment.

            (b) In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c), Spectrum shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment (payable as and when such bonus would have been paid had Mr. Roberts' employment continued);

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)   any vacation accrued and unused to the date of termination.

            (c) In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Roberts with Good Reason pursuant to Section 4(e), Spectrum shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment (payable as and when such bonus would have been paid had Mr. Roberts' employment continued);

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);


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



(4)   any vacation accrued and unused to the date of termination;

(5) continued payment of the Base Salary in accordance Section 3 until the expiration of the original Term in accordance with Spectrum's standard payroll practices; and

(6) payment of a pro rata (based on the number of days during the year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated (payable as and when such bonus would have been paid had Mr. Roberts' employment continued).

In the event of termination for Good Reason due to a Change of Control, the amounts payable to Mr. Roberts pursuant to Section 5(c)(5) above shall be reduced by the amounts, if any, payable to Mr. Roberts under any new employment or consulting arrangement he may enter into with the Company at any time following the Change of Control.

            (d) The benefits to which Mr. Roberts may be entitled upon termination pursuant to the plans, policies and arrangements referred to in
Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

            (e) Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Roberts at the time of termination of Mr. Roberts' employment prior to the end of the Term, Mr. Roberts will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

      6. Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

            (a) No Conflict; No Other Employment. During the period of Mr. Roberts' employment with the Company, Mr. Roberts shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Roberts' duties hereunder nor shall Mr. Roberts engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Roberts shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The Company acknowledges and agrees that the certain activities (as circulated to the Board in November 2007) have previously been approved by the Company.

            (b) Non-solicitation. In consideration of the payment by the Company to Mr. Roberts of amounts that may hereafter be paid to Mr. Roberts pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Roberts agrees that during (i) his employment with the Company and (ii) the length of time that Mr. Roberts is receiving payments from the Company following the termination of his employment pursuant to Section 5, or, in the case of termination of his employment by the Company for Cause pursuant to Section 4(c), for a period of one year following the date of termination of his employment, Mr. Roberts shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate;
(ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; or (iii) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Mr. Roberts' efforts.


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            (c) Proprietary Information. Mr. Roberts acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Roberts covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Roberts acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Mr. Roberts acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Mr. Roberts on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).


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            (d) Confidentiality and Surrender of Records. Mr. Roberts shall not during the Term or at any time thereafter (irrespective of the circumstances under which Mr. Roberts' employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Roberts shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Roberts' possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

            (e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Roberts, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Roberts will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

            (f) Enforcement. Mr. Roberts acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Roberts acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Roberts waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

            (g) Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Roberts' obligations under the Company's Code of Ethics. Mr. Roberts' obligations under this Section 6 are in addition to, and not in lieu of, Mr. Roberts' obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Mr. Roberts to take any action or engage in any activity pursuant to this
Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.


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7. Notices. Every notice or other communication required or contemplated by this
Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

      If to the Company, to:

      Escala Group, Inc.
      5 Francis J. Clarke Circle
      Bethel, Ct  06801

      with a copy to:

      Kramer Levin Naftalis & Frankel LLP
      1177 Avenue of the Americas
      New York, New York  10017
      Attention:  Scott S. Rosenblum, Esq.


      If to Mr. Roberts, to:

      Mr. Greg Roberts
      18061 Fitch
      Irvine, CA 92714

      8. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Roberts, and Mr. Roberts' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

      9. Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. Roberts by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties (or between Mr. Roberts and Spectrum) with respect to the subject matter of this Agreement.


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



      10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Roberts. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Roberts in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

      11. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

      12. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Roberts' employment hereunder, or of this Agreement, will survive such termination.

      13. Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

      14. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section
13. Nothing in this Section 20, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

      The undersigned hereby execute this Agreement on the date stated in the introductory clause.


                              ESCALA GROUP, INC.


                              By: /s/ Carol Meltzer
                                  ----------------------------------------------
                                  Name:  Carol Meltzer
                                  Title:  Executive Vice President
                                  and General Counsel



                                  /s/ Gregory N. Roberts
                                  ----------------------------------------------
                                  GREGORY N. ROBERTS

                                    EXHIBIT A


A-Mark Precious Metals, Inc.

      15. Bonus Pool Calculation Recommendation for Fiscal Year 2008

I Formula

      A The bonus pool for A-Mark Precious Metals, Inc. will be calculated based on a percentage of the Pre-Tax Annual Income. The percentage used will float based on the return on equity ("ROE") that the Post-Bo Annual Income represents for that fiscal year.

            1. Pre-Tax Annual Income is defined as: The pre-tax income, before bonuses are paid, as determined by the independent certified accountants, regularly retained by the Company, in accordance with consistently and conservatively applied generally accepted accounting principles. Amortization of goodwill, and any direct cost incurred in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of July 15, 2005, by and among Spectrum PMI, Inc., A-Mark Holding, Inc. and Steven C. Markoff shall be excluded from the Company's gross income prior to arriving at the Net Pre-Tax Annual Income. In addition, A-Mark's Corporate Overhead Share (as defined below) will be included in the calculation of Pre-Tax Annual Income.

            2. Post-Bo means the Pre-Tax Annual Income after bonuses calculated herein are accrued.

            3.    A-Mark's Corporate Overhead Share means 22% of Corporate
                  Overhead.

            4. Corporate Overhead shall be calculated according to the method previously approved by the Compensation Committee. It is expected that Corporate Overhead will be approximately $1,412.550.

            5.    Equity is defined as: $26,141,000.


II    Percentages Paid

      A If the 2008 fiscal year's Post-Bo results yield an ROE of less than 6.00%, then the bonus pool, if any, will be distributed at the discretion of the Escala compensation committee. Additionally, all A-Mark employees with minimum bonus guarantee percentages in their employment contract will waive their rights to those minimum guarantees should the Post-Bo results in an ROE of less than 6.00%.

      B If the 2008 fiscal year's Post-Bo results yield an ROE of 6.00% - 7.99%, then the bonus pool will be equal to 27.50% of the Pre-Tax result.

      C     If the 2008 fiscal year's Post-Bo results yield an ROE of between
            8.00 - 11.99%, then the bonus pool will be equal to 30.00% of the Pre-Tax result.

      D     If the 2008 fiscal year's Post-Bo results yield an ROE of between
            12.00 - 19.99%, then the bonus pool will be equal to 32.50% of the Pre-Tax result.

      E If the 2008 fiscal year's Post-Bo results yield an ROE of more than 20.00%, then the bonus pool will be equal to 35.00% of the Pre-Tax result.

III   Payments

      A At the discretion of A-Mark management, all bonuses to staff may be made within 60 days of fiscal year end (and shall be estimated in the event that the audited financial statements are not then completed.)

      B At the discretion of A-Mark management, all bonuses to senior managers and staff receiving bonuses in excess of $200,000 will receive up to 90% of the bonus within 60 day of fiscal year end (and shall be estimated in the event that the audited financial statements are not then completed) and the balance after completion of the annual audit.

      C Any adjustments to estimated bonus payments that are required to be made following the completion of the audit shall be made within 15 business days following the completion of the audit.)

IV    Restricted Stock Bonus

      A At the discretion of the Escala Compensation Committee, the senior management of A-Mark (currently Rand LeShay, Thor Gjerdrum and Greg Roberts) will accept up to 10.0% of their Fiscal Year 2008 A-Mark Precious Metals, Inc. bonus in restricted Escala equity shares subject to the following:


            1. The number of shares is to be determined based on the closing price on the date of the issuance of Escala's financial statements (but in no event later than September 15, 2008). The restricted shares will be issued on that date at a discount of 15% from the closing price.

            2.    The shares shall vest one year from the date of issuance.

            3. If the shares are not listed on an organized exchange at the time of issuance, the employees may elect to refuse equity and take cash in its place at no penalty. If the employees elect to take shares in this circumstance the shares will be issued at a discount of 33.3% from the closing price on the determination date.

            4. If the share price is less than US$1.00 on the determination date, the employees may elect to refuse equity and take cash in its place at no penalty.


V     Authorizations

      A     Bonuses will be distributed among A-Mark employees as follows:

            Bonuses for the following individuals will be deducted from the bonus pool first and shall be in an amount as determined by the Compensation Committee, but shall in no event be less than 30.00% of the bonus pool for Rand LeShay; 17.50% of the bonus pool for Thor Gjerdrum; and 15.00% of the bonus pool for Greg Roberts.

      B All other bonus amounts shall be paid as determined by the Compensation Committee in its discretion, taking into account the recommendations of the A-Mark management, provided that all individual bonuses in amounts less $50,000 shall be paid as recommended by A-Mark management unless the Compensation Committee determines that there is a substantial basis for modifying those recommendations.

Spectrum coin group (Spectrum)

      16.   Bonus Pool Calculation Recommendation for Fiscal Year 2008

VI Formula

A The bonus pool for Spectrum will be calculated based on a percentage of the Pre-Tax Annual Income. The percentage used will float based on the return on equity ("ROE") that the Post-Bo Annual Income (as defined below) represents for that fiscal year.

            1. Pre-Tax Annual Income is defined as: The pre-tax income, before bonuses are paid, as per the books and records for a fiscal year, as determined by the independent certified accountants, regularly retained by the Company, in accordance with consistently and conservatively applied generally accepted accounting principles. Amortization and depreciation (other than amortization and depreciation relating to acquisitions and exceptional items) will be included in the calculation of Pre-Tax Annual Income. In addition, Spectrum's Corporate Overhead Share (as defined below) and the interest paid on any loans to corporate will be included in the calculation of Pre-Tax Annual Income.

            2. Post-Bo Annual Income means Pre-Tax Annual Income after the bonuses as calculated herein are accrued.

            3. Spectrum's Corporate Overhead Share means 22% of Corporate Overhead.

            4. Corporate Overhead shall be calculated according to the method previously approved by the Compensation Committee. It is expected that Corporate Overhead will be approximately $1,412.550.

            5.    Equity is defined as $10 million.

            6. The coin companies have several employees receiving commission payments. These commission payments are part of operating expenses. Employees with arrangements that include signing and retention bonuses are also included in operating expenses/employee compensation and shall not be part of the bonus pool.

VII   Percentages Paid

      A If the 2008 fiscal year's Post-Bo yield an ROE of less than 6.00%, then the bonus pool, if any, will be distributed at the discretion of the Escala compensation committee.

      B If the 2008 fiscal year's Post-Bo results yield an ROE of 6.00% - 7.99%, then the bonus pool will be equal to 27.5% of the Pre-Tax result. C If the 2008 fiscal year's Post-Bo results yield an ROE of between 8.00 - 11.99%, then the bonus pool will be equal to 30% of the Pre-Tax result.

      D     If the 2008 fiscal year's Post-Bo results yield an ROE of between
            12.00 - 19.99%, then the bonus pool will be equal to 32.5% of the Pre-Tax result.

      E If the 2008 fiscal year's Post-Bo results yield an ROE of more than 20.00%, then the bonus pool will be equal to 35% of the Pre-Tax result.


VIII  Payments

      A At the discretion of Spectrum management, all bonuses to staff may be made within 60 days of fiscal year end (and shall be estimated in the event that the audited financial statements are not then completed.)

      B At the discretion of Spectrum management, all bonuses to senior managers and staff receiving bonuses in excess of $200,000 will receive up to 90% of the bonus within 60 day of fiscal year end (and shall be estimated in the event that the audited financial statements are not then completed) and the balance after completion of the annual audit.

      C Any adjustments to estimated bonus payments that are required to be made following the completion of the audit shall be made within 15 business days following the completion of the audit.)


IX    Restricted Stock Bonus

      A At the discretion of the Compensation Committee, the senior management of Spectrum (currently Greg Roberts, Andrew Glassman and Ian Russell) will accept up to 10.0% of their Fiscal Year 2008 Spectrum bonus in restricted Escala equity shares subject to the following:

            1. The number of shares is to be determined based on the closing price on the date of the issuance of Escala's financial statements (but in no event later than September 15, 2008). The restricted shares will be issued on that date at a discount of 15% from the closing price.

            2.    The shares shall vest one year from the date of issuance.

            3. If the shares are not listed on an organized exchange at the time of issuance, the employees may elect to refuse equity and take cash in its place at no penalty. If the employees elect to take shares in this circumstance the shares will be issued at a discount of 33.3% from the closing price on the determination date.

            4. If the share price is less than US$1.00 on the determination date, the employees may elect to refuse equity and take cash in its place at no penalty.


X     Authorizations

      A     Bonuses will be distributed among Spectrum employees as follows:

      B Bonuses for the following individuals will be deducted from the bonus pool first and shall be in an amount as determined by the Compensation Committee, but shall in no event be less 25% of the bonus pool for Greg Roberts, 17.5% of the bonus pool for Andrew Glassman and 17.5% of the bonus pool for Ian Russell.

      C All other bonus amounts shall be paid as determined by the Compensation Committee in its discretion, taking into account the recommendations of the Spectrum CEO, provided that all individual bonuses in amounts less $50,000 shall be paid as recommended by the Spectrum CEO unless the Compensation Committee determines that there is a substantial basis for modifying those recommendations.